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                                                                  EXHIBIT (b)(1)

                                                                    CONFIDENTIAL

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (this "Agreement"), dated as of November 15, 2002, by and between SNYDER ASSOCIATED COMPANIES, INC., a Pennsylvania corporation with an address of P.O. Box 1022, One Glade Park East, Kittanning, PA 16201, (the "Borrower"), and CITIZENS BANK OF PENNSYLVANIA, a bank chartered under the laws of the Commonwealth of Pennsylvania, with an office address of 525 William Penn Place, Suite 2910, Pittsburgh, PA 15219 (the "Lender");

                                    RECITALS:

         The Borrower has requested that the Lender provide the Borrower with certain loans and other financial accommodations as described in this Agreement. The Lender is willing to provide such financing on the terms, and subject to the conditions, set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.01 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

         "Affiliate" means any person or entity which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         "Applicable Margin" means one percent (1%) per annum.

         "Authorized Officer" means the Chairman of the Board, the President, the Chief Executive Office, the Chief Operating Officer, the Chief Financial Officer, any Vice President or the Treasurer of the Borrower. The Lender shall be entitled to rely on the incumbency certificate delivered pursuant to Section 4.01(b) for the initial designation of each Authorized Officer. Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Lender a revised, fully-executed incumbency certificate.

         "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, PA.

         "Change of Control" means cause, agree to, permit or suffer a change in the Snyder Family's ownership interest in the Borrower which would leave the Snyder Family with less than fifty point one percent (50.1%) voting interest, however effected, by one or more transactions,

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including without limitation the issuance, redemption, transfer, sale or encumbrance of stock (common or otherwise) of Borrower.

         "Consolidated Net Worth" means Total Assets less (i) amounts due to the Borrower from its officers and affiliates and (ii) Total Liabilities.

         "Closing Date" means November 15, 2002 or such other date upon which the parties may agree.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as in effect as of the date of this Agreement and as amended from time to time in the future.

         "Expiration Date" means ___________ ___, 2003, unless extended in writing by the Lender in its sole and absolute discretion. The Revolving Credit Commitment will automatically renew for 364 day terms, unless the Lender provides at least sixty (60) days written notice of non-renewal prior to the expiration of any term.

         "Federal Funds Effective Rate" shall mean for any day, the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

         "GAAP" means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower's independent certified public accountants concur).

         "Guarantor" means Allegheny Mineral Corporation, a Pennsylvania corporation, Armstrong Cement & Supply Corporation, a Pennsylvania corporation, and Glacial Sand & Gravel Company, a Pennsylvania corporation, jointly and severally, and "Guarantors" means collectively all of the foregoing.

         "Guaranty Agreement" means each Guaranty and Suretyship Agreement dated as of the date of this Agreement, as amended, modified or supplemented from time to time, executed and delivered by the Guarantors to the Lender.

         "Interest Rate Option" has the meaning assigned to such term in Section
2.02 of this Agreement.

         "Law" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

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         "Loan Account" has the meaning assigned to such term in Section 2.06 of this Agreement.

         "Loan Document" or "Loan Documents" mean, singularly or collectively as the context may require (i) this Agreement, (ii) the Note, (iii) the Guaranty Agreements, and any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

         "Loan" or "Loans" means the Revolving Credit Loans and any other loan or loans made by the Lender to the Borrower under this Agreement.

         "Material Adverse Change" shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower to duly and punctually pay or perform its obligations to the Lender, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Lender, to the extent permitted, to enforce its legal remedies pursuant to this Agreement, the Note or any other Loan Document. The loss of the ability to conduct river dredging due to the inability to obtain appropriate permits shall not constitute a Material Adverse Change.

         "Note" means the Revolving Credit Note and any other note or Note of the Borrower executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

         "Official Body" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

         "Plan" means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of the Borrower or any Subsidiary or any controlled group of trades or businesses under common control as defined respectively in Sections 1563 and 414(c) of the Internal Revenue Code of 1986, as amended, of which the Borrower or any Subsidiary is or becomes a part.

         "Portion"; "Prime Rate Portion" shall mean at any time the part, including the whole, of the unpaid principal amount of the Loans bearing interest at such time under the Prime Rate

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Option or at a rate determined by reference to the Prime Rate Option pursuant to
Section 2.02. "Federal Funds Effective Rate Portion" shall mean at any time the part borrowing interest bearing interest under the Federal Funds Rate Option or at a note determined by reference to the Federal Funds Rate Option pursuant to
Section 2.02.

         "Potential Default" means any event or condition which with notice or the passage of time, or both, would constitute an Event of Default.

         "Prime Rate" means the rate of interest publicly announced from time to time by the Lender as its prime lending rate. The Prime Rate may be greater or less than other interest rates charged by the Lender to other borrowers and is not solely based or dependent upon the interest rate which the Lender may charge any particular borrower or class of borrowers.)

         "Revolving Credit Commitment" shall mean the obligation of the Lender to make available to the Borrower the maximum aggregate principal amount of $15,000,000, as such commitment shall be reduced pursuant to Section 2.01(b).

         "Revolving Credit Loans" has the meaning assigned to that term in section 2.01(a) of this Agreement.

         "Revolving Credit Note" means the revolving credit note of the Borrower executed and delivered pursuant to Section 2.01(h) of this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part.

         "Snyder Family" means Mr. Mark Snyder, Mr. David Snyder, Mr. Thomas Snyder, Mr. Charles Snyder, Jr., Mr. Dennis Snyder, Mr. Richard Snyder, and Ms. Sally Ann Snyder (so long as one or more family member is trustee for the Sally Ann Snyder Voting Trust).

         "Solvent" means as to any Person, the condition which exists when such Person (i) owns assets whose value (both at fair market value and present fair saleable value) is, on the date of determination, greater than the amount of such Person's liabilities (including without limitation contingent and unliquidated liabilities), (ii) is able to pay all of its Debt as such Debt matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

         "Subsidiary" of a Borrower at any time means any corporation of which a majority of the outstanding capital stock entitled to vote for the election of directors is at such time owned by the Borrower and/or one or more Subsidiaries.

         "Total Assets" means, as of the date of determination, all items which in accordance with GAAP would be included as assets on the asset side of a balance sheet of the Borrower.

         "Total Liabilities" means, as of the date of determination, all items (including taxes accrued as estimated but excluding taxes which are deferred in accordance with GAAP) which in accordance with GAAP would be included as liabilities on the liability side of a balance sheet of the Borrower.

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         1.02     Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

                  (a) References to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

                  (b) The words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

                  (c) The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

                  (d) Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; and

                  (e) Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

         1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                                   ARTICLE II

                                   THE CREDITS

         2.01     Revolving Credit Loans.

                  (a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to make loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the day immediately preceding the Expiration Date in an aggregate principal amount not exceeding at any one time outstanding the Revolving Credit Commitment. If at any time the sum of all Revolving Credit Loans outstanding exceeds the Revolving Credit Commitment, the Borrower shall immediately repay to the Lender, in funds immediately available, the amount of such

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excess together with all accrued interest on the amount of such repayment.
Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, including, without limitation, the Lender's right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow under this
Section 2.01. The Borrower shall use the proceeds of the Revolving Credit Loans for general corporate and investment purposes.

                  (b) Requests for Revolving Credit Loans. Each request for a Revolving Credit Loan under the Revolving Credit Commitment shall be made to the Lender orally or in writing in the form attached as Exhibit "A" to this Agreement, by an Authorized Officer, by 1:00 p.m. on the day of the proposed Revolving Credit Loan or portion thereof bearing interest at the Federal Funds Effective Rate Option or the Prime Rate Option in a minimum amount of $500,000 and integral multiples of $100,000, with an Interest Period of thirty (30) days. Any oral request for a Revolving Credit Loan shall be followed immediately by the Borrower's written confirmation of such request, executed by an Authorized Officer, which request or confirmation must set forth the amount and date of the Revolving Credit Loan and the Interest Rate Option being elected.

                  (c) Revolving Credit Note. The obligations of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrower by the Lender and to pay interest on the unpaid principal amount will be evidenced in part by the Revolving Credit Note of the Borrower dated the Closing Date, in substantially the form attached as Exhibit "B" to this Agreement, with the blanks appropriately filled. The executed Revolving Credit Note will be delivered by the Borrower to the Lender on the Closing Date.

         2.02     Interest Rates.

                  (a) Interest Rates. The unpaid principal amount of the Revolving Credit Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate options (the "Interest Rate Options") set forth below. The Borrower understands and agrees that subject to the provisions hereof the Borrower may select several Interest Rate Options to apply simultaneously to different parts of the unpaid principal amount of the Loans made to the Borrower.

                  Federal Funds Effective Rate Option: a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Federal Funds Rate for such day plus the Applicable Margin.

                  Prime Rate Option: a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Prime Rate.

                  (b) Interest After Default. After the principal amount of any part of the Loans shall have become due (at maturity, by acceleration or otherwise), or upon the occurrence of one or more of the Events of Default (and for so long as any such Event of Default shall continue), as compensation to the Lender for the increased cost of administering the Loans, the Loans will bear interest for each day until paid (before and after judgment) at a rate per year (computed for

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the actual number of days elapsed on the basis of a year of 360 days) which will be two percent (2.0%) above the then applicable interest rate determined in accordance with Section 2.02(a) above, such interest rate to change automatically from time to time effective as of the effective date of each change in the applicable interest rate. Upon the satisfaction or cure of any such Event of Default, the applicable interest rate will revert to the rate(s) originally selected and applied pursuant to Section 2.02(a) above.

                  (c) Usury. In the event the rates of interest provided for in subsections (a) and (b) above or either of them are finally determined by any Official Body to exceed the maximum rate of interest permitted by applicable usury or similar Laws, their or its application will be suspended and there will be charged instead the maximum rate of interest permitted by such Laws.

                  (d) Selection, Conversion or Renewal of Rate Options. Subject to the other provisions hereof, the Borrower may select any Interest Rate Option to apply to the Loans or any part thereof. Subject to the other provisions hereof, the Borrower may convert any part of the unpaid principal amount of the Loans from any Interest Rate Option.

                 (e) Prime Rate Fallback. If at any time the Lender shall have determined in good faith (which determination shall be conclusive) that:

                           (i) The Federal Reserve Bank of New York (or its successor) shall not have announced a Federal Funds Effective Rate on any day other than a Saturday, Sunday, public holiday or other day on which no Federal Funds Effective Rate would normally be announced under the practices of such Federal Reserve Bank as of the date hereof, substantially at the time when the Federal Funds Effective Rate on such day would normally be announced under the practices of such Federal Reserve Bank as of the date hereof;

                           (ii) the effective cost to the Lender of funding any proposed or existing Federal Fund Rate Portion from a corresponding source of funds shall exceed the Federal Funds Effective Rate; or

                           (iii) the making, maintenance, or funding of any Federal Funds Rate Potion has been made impractical or unlawful by compliance by the Lender in good faith with any law or guideline or interpretation or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of any such official body (whether or not having the force of law);

                           then, and in such event, the Lender shall notify
Borrower forthwith of such determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the Federal Funds Effective Rate shall automatically from and after such date be equal to the Prime Rate.

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         2.03     Interest Payment Dates.

                  (a) Federal Funds Rate Loans and Prime Rate Rates. Interest on the Federal Funds Rate Loans and the Prime Rate Loans will be due and payable on the first day of each month in arrears.

                  (b) General Interest Payment Provisions. Interest will be paid in the manner provided in Section 2.04 of this Agreement. After maturity of any part of the Loans (at maturity, by acceleration or otherwise), interest on such part of the Loans will be due and payable on demand.

         2.04 Payments. All payments to be made in respect of principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Note are payable at 12:00 noon, New York time, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Lender at its office in U.S. dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. All such payments shall be applied (i) at the option of the Lender to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Lender, in its sole discretion, shall elect, and (ii) on the date such payment is received, provided such payment is received at or before 12:00 noon New York time, or on the next Business Day if such payment is received after such time. On the day when any such payment shall be due, the Lender shall either (i) deduct the amount of such payment from any deposit account maintained by the Borrower with the Lender, or
(ii) if borrowing availability exists under Section 2.01 of this Agreement, advance to the Borrower the amount of such payment, with such amount to be immediately repaid by the Borrower to the Lender and added to the outstanding principal of the Revolving Credit Loans; provided, however, that in the event that borrowing availability does not exist under Section 2.01 of this Agreement, the Lender shall not be obligated to make any such advance to the Borrower and any such payment shall nevertheless be then due and payable.

         2.05     Indemnities; Taxes.

                  (a) General Indemnities. The Borrower will indemnify the Lender against any loss or expense which the Lender sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of the Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement, or the Note or the other Loan Documents. If the Lender sustains or incurs any such loss or expense it will from time to time notify the Borrower in writing of the amount determined in good faith by the Lender (which determination will be conclusive) to be necessary to indemnify the Lender for the loss or expense. Such amount will be due and payable by the Borrower to the Lender within ten
(10) days after presentation by the Lender of a statement setting forth a brief explanation of and the Lender's calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Lender under this Section 2.05 will bear interest at the Federal Funds Effective Rate plus two percent

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(2.0%) per year (computed for the actual number of days elapsed on the basis of a year of 360 days) from the due date until paid (before and after judgment).

                  (b) Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the Loans made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

                  (c) Taxes. All payments by the Borrower of principal of, and interest on, and all amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

                           (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                           (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

                           (iii) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes

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(including any Taxes on such additional amount) shall equal the amount the
Lender would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

         2.06 Loan Account. The Lender will open and maintain on its books a loan account (the "Loan Account") with respect to Loans made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to the Lender under this Agreement. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the amount at any time due to the Lender from the Borrower under this Agreement or the Note.

         2.07 Termination. (a) The Revolving Credit Commitment is terminable by the Lender at its discretion upon the occurrence of an Event of Default under this Agreement. The Revolving Credit Commitment will automatically renew for 364 day terms, unless the Lender provides at least sixty (60) days written notice of nonrenewal prior to the expiration of any term.

                  (b) The Borrower may prepay the Revolving Credit Loans in full and terminate the Revolving Credit Commitment made available to the Borrower under this Agreement at any time without premium or penalty, provided that any such payment in full shall be accompanied by payment of all accrued interest, costs, fees and expenses accrued to the date of prepayment. In the event the Revolving Credit Commitment is terminated for any reason, the outstanding balance of the Revolving Credit Loans, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms of this Agreement, the Note, the other Loan Documents and any other credit accommodation made by the Lender to the Borrower shall be due and payable immediately.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender that:

         3.01 Organization and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not have a material and adverse affect on the assets, business, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Note or the other Loan Documents.

         3.02 Power to Carry on Business. The Borrower has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently

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planned to be conducted in all material respects. The Borrower has all governmental approvals or authorizations necessary to carry on its business as now conducted except where the failure to have any such approval would not have a material and adverse affect on the financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement, the Note or the other Loan Documents.

         3.03 Authority and Authorization. The Borrower has corporate power and authority to execute and deliver this Agreement, the Note and the other Loan Documents executed by the Borrower, to make the borrowings provided for in this Agreement, to execute and deliver the Note in evidence of such borrowings and to perform its obligations under this Agreement, the Note and the other Loan Documents. All such action has been duly and validly authorized by all necessary corporate proceedings on the part of the Borrower.

         3.04 Execution and Binding Effect. This Agreement, the Note and the other Loan Documents have been duly and validly executed and delivered by the Borrower and each such document or agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         3.05 Absence of Conflicts. Neither the execution and delivery of this Agreement, the Note or the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will (a) violate any applicable Law,
(b) conflict with or result in a breach of or a default under the articles of incorporation or by-laws of the Borrower or any agreement or instrument to which the Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound or (c) result in the creation or imposition of any Lien upon any property (now owned or acquired in the future) of the Borrower.

         3.06 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement, the Note or the other Loan Documents, the consummation of the transactions contemplated in any of them, or the performance of or compliance with the terms and conditions of this Agreement, the Note or the other Loan Documents.

         3.07 Title to Property . The Borrower has good and marketable title to all real property and good and marketable title to all other property purported to be owned by it, including that reflected in the most recent reviewed balance sheet referred to in Section 3.08 of this Agreement or submitted pursuant to Section 5.01(a) of this Agreement (except as sold or otherwise disposed of in the ordinary course of business).

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         3.08     Financial Statements.

                  (a) The Borrower has delivered to the Lender reviewed balance sheets and related statements of income and retained earnings of the Borrower for the fiscal year ending December 31, 2001, with only such qualifications as are described on Schedule 3.08 to this Agreement. Such financial statements (including the notes) present fairly the financial condition of the Borrower as of the end of such fiscal period and the results of its operations and the changes in financial position for the fiscal periods then ended.

                  (b) The Borrower has delivered to the Lender an internally prepared balance sheet and related statement of income and retained earnings of the Borrower for the calendar month and year-to-date ending June 30, 2002. Such financial statements present fairly the financial condition of the Borrower as of the end of such period and the results of its operations for the period then ended, all in conformity with accounting principles applied on a basis consistent with that of the preceding fiscal period.

                  3.09 Taxes. All tax returns required to be filed by the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

                  3.10 Litigation. Except for proceedings regarding permitted river dredging or disclosed in the opinion of counsel delivered in connection herewith, there is no pending or threatened action, suit or proceeding by or before any Official Body against or affecting the Borrower, at law or equity, which if adversely decided would cause a Material Adverse Change.

                  3.11 Compliance with Laws. The Borrower is not in violation of or subject to any material contingent liability on account of the failure to be in compliance with any Law.

                  3.12 Pension Plans. Except as described in Schedule 3.12 to this Agreement, (a) each Plan has been and will be maintained and funded in accordance with its terms and with all provisions of ERISA and other applicable laws; (b) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan; (c) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan.

         3.13 Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans for corporate purposes.

         3.14 Margin Stock. The Borrower will make no borrowing under this Agreement for the purpose of buying or carrying any "margin stock", as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower does not own any "margin stock". The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock".

         3.15 No Event of Default; Compliance with Agreements. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. The Borrower has not, to the extent it would cause a Material Adverse Change, (i) violated any term of any charter instrument or bylaw or (ii) defaulted under any agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound.

         3.16 No Material Adverse Change. Since June 30, 2002, there has been no Material Adverse Change.

         3.17 Accurate and Complete Disclosure. No representation or warranty made by the Borrower under this Agreement, the Note or the other Loan Documents and no statement made by the Borrower in any financial statement (furnished pursuant to Sections 3.08 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrower to the Lender pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).

         3.18 Solvency. The Borrower is, and on a consolidated basis the Borrower and its Subsidiaries are, and after giving effect to the transitions contemplated pursuant to this Agreement and the other Loan Documents will be, Solvent.

                                   ARTICLE IV

                              CONDITIONS OF LENDING

         4.01 Initial Loans. The obligation of the Lender to make any Loan on the Closing Date is subject to the accuracy as of the Closing Date of the representations and warranties contained in this Agreement and the other Loan Documents, to the performance by the Borrower of its obligations to be performed under this Agreement and under the other Loan Documents on or before the Closing Date and to the satisfaction of the following further conditions:

                  (a) Representations and Warranties, Events of Default and Potential Defaults. The representations and warranties contained in Article III shall be true and correct on and as of the Closing Date. On the Closing Date, the Borrower shall have delivered a Certificate to that effect signed by the President, Chairman or Chief Financial Officer of the Borrower. On the

Closing Date, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. On the Closing Date, the Borrower shall have delivered a Certificate to that effect signed by the President, Chairman or Chief Financial Officer of the Borrower.

                  (b) Proceedings and Incumbency - Borrower. On the Closing Date, the Borrower shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, dated the Closing Date and signed on behalf of the Borrower by the Secretary of the Borrower, certifying as to (a) true copies of the Articles of Incorporation and bylaws of the Borrower and any shareholders agreement concerning the Borrower, all as in effect on such date,
(b) true copies of all corporate action taken by the Borrower relative to this Agreement, the Note and the other Loan Documents, including but not limited to that described in Section 3.03 of this Agreement, and (c) the names, true signatures and incumbency of the officers of the Borrower authorized to execute and deliver this Agreement, the Note and the other Loan Documents. The Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to the Lender.

                  (c) Proceedings and Incumbency - Guarantors. On the Closing Date, each Guarantor shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, dated the Closing Date and signed on behalf of such Guarantor by the Secretary of each such Guarantor, certifying as to (a) true copies of the Articles of Incorporation and bylaws of such Guarantor and any shareholders agreement concerning such Guarantor, all as in effect on such date, (b) true copies of all corporate action taken by such Guarantor relative to its Guaranty Agreement, and (c) the names, true signatures and incumbency of the officers of such Guarantor authorized to execute and deliver its Guaranty Agreement. The Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to the Lender.

                  (d) Opinion of Counsel. On the Closing Date, there shall have been delivered to the Lender a written opinion, dated the Closing Date, of Greco & Lander, P.C., counsel for the Borrower and the Guarantors, in substantially the form attached as Exhibit "C" to this Agreement.

                  (e) Agreement and Note. On the Closing Date, this Agreement and the Revolving Credit Note, satisfactory in terms, form and substance to the Lender, shall have been executed and delivered by the Borrower to the Lender.

                  (f) Guaranty Agreements. On the Closing Date, the Guaranty Agreements, satisfactory in terms, forms and substance to the Lender, shall have been executed and delivered by the Guarantors to the Lender.

                  (g) Operating Accounts. On or before the Closing Date, the Borrower shall have established its primary operating accounts with the Lender.

                  (h) Other Documents and Conditions. On or before the Closing Date, the following documents and conditions shall have been delivered or satisfied by or on behalf of the Borrower and the Guarantors, as the case may be, to the Lender:

                           (i) Good Standing and Tax Lien Certificates - Borrower. Good Standing Certificate of the Department of State of the Commonwealth of Pennsylvania certifying to the good standing and corporate status of the Borrower, good standing/foreign qualification certificates from other jurisdictions in which the Borrower is qualified to do business and tax lien certificates of the Borrower from each jurisdiction in which the Borrower is qualified to do business.

                           (ii) Good Standing and Tax Lien Certificates - Guarantors. Good Standing Certificates of the Department of State of the Commonwealth of Pennsylvania certifying to the good standing and corporate status of each Guarantor, good standing/foreign qualification certificates from other jurisdictions in which such Guarantor is qualified to do business and tax lien certificates of such Guarantor from each jurisdiction in which such Guarantor is qualified to do business.

                           (iii) Other Documents and Conditions. Such other documents and conditions as may be required to be submitted to the Lender by the terms of this Agreement or of any Loan Document.

                  (i) Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to the Lender and the Lender shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Lender, as the Lender may from time to time request.

         4.02 Each Additional Loan. At the time of making any Loans other than Loans made on the Closing Date and after giving effect to the proposed borrowings: (i) the representations and warranties of the Borrower contained in
Article III of this Agreement shall be true on and as of the date of such additional Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Borrower shall have performed and complied with all covenants and conditions of this Agreement; (ii) no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and (iii) the making of the Loans shall not contravene any Law applicable to the Borrower or Lender.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

                  The Borrower covenants to the Lender as follows:

         5.01     Reporting and Information Requirements.

                  (a) Annual Reviewed Reports. As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the Borrower will furnish to the Lender statements of income, retained earnings and cash flows of the Borrower for such fiscal year and a balance sheet of the Borrower as of the close of such fiscal year, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such statements and balance sheet to be reviewed by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Lender.

                  (b) Annual Internally Prepared Reports. As soon as practicable, and in any event within one hundred twenty (120), days after the close of each fiscal year of the Borrower, the Borrower will furnish to the Lender internally proposed consolidated and consolidating statements of income and retained earnings for the Borrower and its Subsidiaries for such fiscal year all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year with such statements and balance sheet to be attested to by the Chief Financial Officer of the Borrower to the best of his or her knowledge and ability.

                  (c) Quarterly Reports. As soon as practicable, and in any event within 45 days after the close of each fiscal quarter, during the term of this Agreement the Borrower will furnish to the Lender statements of income and cash flows for the Borrower for such quarter and for the portion of the fiscal year to the end of such quarter, and a balance sheet shall be prepared by the Borrower and certified by the Chief Financial Officer of the Borrower as presenting fairly the financial position of the Borrower as of the end of such quarter and the results of their operations for such periods, subject to year end adjustment, in conformity with GAAP applied in a manner consistent with that of the most recent reviewed financial statements furnished to the Lender.

                  (d)      Compliance Certificate. Within one hundred twenty
(120) days after the end of each fiscal year of the Borrower and within forty-five (45) days after the end of each calendar quarter, the Borrower will deliver to the Lender a certificate, in the form attached to this Agreement as Exhibit "D", dated as of the end of such fiscal year or quarter, as the case may be, signed on behalf of the Borrower by its Chief Financial Officer, including a calculation of the financial maintenance covenant set forth in Section 6.05 of this Agreement and stating that, as of the date of the certificate, no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower.

                  (e) Notice of Event of Default. Promptly upon becoming aware of an Event of Default or Potential Default, the Borrower will give the Lender notice of the Event of Default or Potential Default, together with a written statement of the President, Treasurer or Chief

Financial Officer of the Borrower setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrower.

                  (f) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower will give the Lender telephonic or telegraphic notice (with written confirmation set on the same or next Business
Day) about any material adverse change in the assets, business, operations or financial condition of the Borrower or any development or occurrence which would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement.

                  (g)      Reports to Governmental Agencies and other
Creditors. With reasonable promptness following the Lender's request, the Borrower will deliver to the Lender copies of all such financial reports, statements and returns which the Borrower shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report, statement or return delivered by the Borrower to any supplier or other creditor.

                  (h) Notice of Proceedings. Promptly upon becoming aware thereof, the Borrower will give the Lender notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting the Borrower which, if adversely decided, would have a material adverse effect on the assets, business, operations or financial condition of the Borrower.

                  (i) Updates to Schedules. In the event that any of the information or disclosures provided on any of the Schedules attached to this Agreement become incorrect in any material respect, the Borrower shall promptly provide the Lender in writing with such revisions or updates to such Schedule as may be necessary or appropriate to correct such Schedule (except to the extent that the Borrower has given the Lender written notice under subsections (e), (f)
(g) or (h) of this Section 5.01); provided, however that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Lender, in its sole discretion, shall have accepted in writing such revisions or updates to such Schedule.

                  (j) Further Information. The Borrower will promptly furnish to the Lender such other information, and in such form, as the Lender may reasonably request from time to time.

         5.02 Preservation of Existence and Franchises. The Borrower will maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. The Borrower will qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain qualification would have a material adverse effect on the assets, business, operations or financial condition of the Borrower.

         5.03 Insurance. The Borrower will maintain with financially sound and reputable insurers, including, potentially, a captive insurance company, insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Lender and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated.

         5.04     Payment of Liabilities. The Borrower will pay or discharge:

                  (a) On or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income except taxes, assessments or charges subject to good faith dispute for which the Borrower has created adequate reserves on its books;

                  (b) On or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books;

                  (c) On or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its property, except such claims which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books; and

                  (d) All other current liabilities so that none is due more than ninety (90) days after the due date for each liability, except current liabilities which are subject to good faith dispute and as to which the Borrower has created adequate reserves on its books.

         5.05 Financial Accounting Practices. The Borrower will make and keep books, records and accounts which, in reasonable detail, accurately and fairly-reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary
(i) to permit preparation of financial statements in conformity with GAAP and
(ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         5.06 Compliance with Laws. The Borrower shall comply with all applicable Laws.

         5.07 Pension Plans. The Borrower shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrower in connection with such termination;
(b) make contributions to all of the Borrower's Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any "reportable event", "prohibited transaction" (other than a Prohibited Transaction subject to an exemption under ERISA) or material "accumulated funding deficiency" as such terms are defined in ERISA; and (d) notify the Lender immediately upon receipt by the Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrower shall deliver to the Lender, promptly after the filing or receipt thereof, copies of all reports or notices which the Borrower files or receives under ERISA with or from the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or the U.S. Department of Labor, which would materially or adversely (i) affect the Borrower, its business, assets or financial condition, or (ii) the Borrower's ability to perform its obligations under this Section 5.07.

         5.08 Use of Proceeds. The Borrower will use the proceeds of the Revolving Credit Loans for the purposes described in Section 2.01(a) of this Agreement.

         5.09 Operating Accounts. On or before the Closing Date, the Borrower shall establish, and for the remaining term of this Agreement shall maintain, its primary operating accounts with the Lender.

         5.10 Change of Control. The Borrower shall not permit any Change of Control without the prior written consent of Lender.

         5.11 Further Assurances. The Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lender may from time to time request in order more effectively to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement and to cause the security interest or interests, the liens, or conveyance granted under the Security Agreement or any other Loan Documents to be, at all times, valid, perfected and enforceable against the Borrower and all third parties. All expenses of such filings, and recordings, and refilings, and rerecordings, shall be borne by the Borrower.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  The Borrower covenants to the Lender as follows:

         6.01 Margin Stock. The Borrower will not use the proceeds of any Loans directly or indirectly to purchase or carry any "margin stock" (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

         6.02 Ownership and Control. The Borrower shall not directly or indirectly, issue, transfer, sell or otherwise dispose of any interest in the Borrower that would result in a Change of Control without the prior written consent of Lender.

         6.03 Changes in Organizational Documents. The Borrower shall not amend in any respect its articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws or other organizational documents without providing at least thirty (30) calendar days' prior written notice to the Lender.

         6.04 Financial Maintenance Covenant. The Borrower shall not permit or suffer its Consolidated Net Worth to be less than $100,0000,000 for the fiscal year end 2002.

         6.05 Financial Covenants of Guarantors. The financial covenants of each Guarantor hereto are set forth in their respective Guaranty and Suretyship Agreements of even date herewith, and are incorporated herein by reference.

                                   ARTICLE VII

                                    DEFAULTS

         7.01 Events of Default. An "Event of Default" means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

                  (a) The Borrower shall fail to pay principal on the Note when due; or

                  (b) The Borrower shall fail to pay interest on the Loans or any fees payable pursuant to Article II of this Agreement when due; or

                  (c) The Borrower shall fail to pay any other fee, or other amount payable pursuant to this Agreement, the Note or any of the other Loan Documents when due; or

                  (d) Any representation or warranty made by the Borrower under this Agreement, the Note or any of the other Loan Documents or by any Guarantor under its Guaranty Agreement or any statement made by the Borrower or any Guarantor in any financial statement, certificate, report, exhibit or document furnished by the Borrower or any Guarantor, as the case may be, to the Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or

                  (e) The Borrower shall be in default in the performance or observance of Sections 5.05 or 5.07 of this Agreement and such default shall continue for a period of thirty (30) days after the Lender shall have given notice to the Borrower of such default; or

                  (f) The Borrower shall be in default in the performance or observance of any other covenant, agreement or duty under this Agreement, the Note or the other Loan Documents beyond any applicable grace or cure period expressly provided in such Loan Document; or

                  (g) A Change in Control for which Borrower has not received the prior written consent of Lender shall occur; or

                  (h) The Borrower or any Guarantor shall (i) default (as principal or guarantor or other surety) in the due performance and observance of any term of any other agreement with the Lender, or (ii) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money, beyond any period of grace with respect to the payment or, if an obligation (or set of related obligations) is or are payable or repayable on demand, fails to pay or repay such obligation or obligations when demanded, or (iii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which such obligation for borrowed money (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

                  (i) One or more judgments for the payment of money in excess of $50,000 shall have been entered against the Borrower, which judgment or judgments shall have remained undischarged or unstayed for a period of thirty
(30) days; or

                  (j) A writ or warrant of attachment, garnishment, execution, distraint or similar process in excess of $50,000 shall have been issued against the Borrower or any of its properties which shall have remained undischarged or unstayed for a period of thirty (30) days; or

                  (k) The indictment or threatened indictment of Borrower or any Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Guarantor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Guarantor; or

                  (l) A Material Adverse Change has occurred with respect to the assets, business, operations or financial condition of the Borrower or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Note or the other Loan Documents is impaired in any material respect; or

                  (m) A proceeding shall be instituted in respect of the Borrower or any Guarantor:

                           (i) seeking to have an order for relief entered in respect of the Borrower or any Guarantor, or seeking a declaration or entailing a finding that the Borrower or any Guarantor is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or any Guarantor, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or in the future in effect; or

                           (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or any Guarantor or for all or any substantial part of its property; or

                  (n) The Borrower or any Guarantor shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01(m)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(m)(i) of this Agreement, shall institute a proceeding described in Section 7.01(m)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, dissolves, winds-up or liquidates itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.

         7.02     Consequences of an Event of Default.

                  (a) If an Event of Default specified in subsections (a) through (l) of Section 7.01 of this Agreement occurs and continues or exists, the Lender will be under no further obligation to make Loans and may demand the unpaid principal amount of the Note, interest accrued on the unpaid principal amount and all other amounts owing by the Borrower under this Agreement, the Note and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

                  (b) If an Event of Default specified in subsections (in) or (n) of Section 7.01 of this Agreement occurs and continues or exists, the Revolving Credit Commitment will automatically terminate, the Lender will be under no further obligation to make Loans and the unpaid principal amount of the Note, interest accrued on the unpaid principal amount and all other amounts owing by the Borrower under this Agreement, the Note and the other Loan Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

                  (c) If an Event of Default occurs and continues or exists, the Lender may, without notice to the Borrower, increase the rate of interest applicable to the Loans to the rate of interest applicable to the Loans to the rate of interest specified in subsection (b) of Section 2.02 of this Agreement.

                  (d) If an Event of Default occurs or exists, the Lender may, in its sole discretion terminate the Revolving Credit Commitment.

                  (e) If an Event of Default occurs and continues or exists, and whether or not the Lender shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 7.02, the Lender, if owed any amount with respect to the Note, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Note, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender.

                  (f) If an Event of Default occurs and continues or exists, the Lender may exercise each and every right and remedy granted to the Lender under the Loan Documents and under any applicable Law.

         7.03 Set-Off. If the unpaid principal amount of the Note, interest accrued on the unpaid principal amount or other amount owing by the Borrower under this Agreement, the Note or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), the Lender and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Borrower by the Lender or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by the Borrower with the Lender or such holder. The Borrower consents to and confirms the foregoing arrangements and confirms the Lender's rights and such holder's rights of banker's lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Lender's rights or any such holder's rights of banker's lien or set-off.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.01 Holidays. Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Note or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

         8.02 Records. The unpaid principal amount of the Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Lender, which shall be conclusive absent manifest error.

         8.03 Amendments and Waivers. The Lender and the Borrower may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Note or any other Loan Document or changing the rights of the Lender or of the Borrower under this Agreement, under the Note or under any other Loan Document and the Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower under this Agreement, under the Note or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default.

         8.04 No Implied Waiver, Cumulative Remedies. No course of dealing and no delay or failure of the Lender in exercising any right, power or privilege under this Agreement, the Note or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Lender under this Agreement, the Note or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.

         8.05 Notices. All notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement or the Note must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telex or telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given notice will be effective when received. All notices will be sent to the applicable party at the addresses stated above or in accordance with the last unrevoked written direction from such party to the other parties.

         8.06 Expenses, Taxes, Attorneys' Fees. The Borrower agrees to pay or cause to be paid and to save the Lender harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to fees and expenses of counsel and paralegals for the Lender, incurred by the Lender from time to time (i) arising in connection with the Lender's enforcement or preservation of rights under this Agreement, the Note or any of the other Loan Documents, including but not limited to such expenses as may be incurred by the Lender in the collection of the outstanding principal amount of the Lender, and (ii) arising in connection with any case under 11 U.S.C. Section 101 et seq., as amended (the "Bankruptcy Code") filed by or against the Borrower. The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions in the future determined by the Lender to be payable in connection with this Agreement, the Note or any other Loan Document. The Borrower agrees to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of termination adverse to the Borrower of any action at law or suit in equity in relation to this Agreement, the Note or the other Loan Documents, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorneys' and paralegals' fees incurred by the Lender or the holder of the Note in connection with such action or suit. All payments due from the Borrower under this Section will be added to and become part of the Loans until paid in full.

         8.07 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

         8.08 Governing Law; Consent to Jurisdiction. This Agreement will be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the laws of said Commonwealth. The Borrower consents to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Note, the other Loan Documents, or any one or more of them.

         8.09 Prior Understandings. This Agreement, the Note and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Note and the other Loan Documents.

         8.10 Duration, Survival. All representations and warranties of the Borrower contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Note or the other Loan Documents, by any investigation by the Lender, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower will continue in full force and effect from and after the date of this Agreement so long as the Borrower may borrow under this Agreement and until payment in full of the Note, interest thereon, and all fees and other obligations of the Borrower under this Agreement or the Note. Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Lender will survive the payment in full of the Note and of all other obligations of the Borrower under this Agreement, the Note and the other Loan Documents.

         8.11 Term of Agreement. This Agreement will terminate when all indebtedness of the Borrower to Lender including, without limitation, the Loans and interest on the Loans, is paid in full, and the Borrower has no right to borrow under this Agreement and the Lender has no obligation to make Loans under this Agreement.

         8.12 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.

         8.13 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Lender, the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Lender.

         8.14 No Third Party Beneficiaries. The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

         8.15 Participation. Upon thirty (30) days prior written notice to the Borrower, the Lender may from time to time sell, assign or grant one or more participations in all or any part of the Loans made by the Lender or which may be made by the Lender, or its right, title and interest in the Loans or in or to this Agreement, to another lending officer, lender or financial institution. Except to the extent otherwise required by the context of this Agreement, the word "Lender" where used in this Agreement means and includes any bolder of a Note originally issued to the Lender and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Lender may make available to any prospective purchaser, assignee or participant any information relative to the Borrower in the Lender's possession.

         8.16 Exhibits. All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

         8.17 Headings. The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

         8.18 WAIVER OF TRIAL BY JURY. THE BORROWER AND THE LENDER EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NEITHER WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE LOAN DOCUMENTS.

         IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Credit Agreement as of the date set forth at the beginning of this Credit Agreement.

ATTEST:                                        SNYDER ASSOCIATED COMPANIES, INC.

/s/ Mark A. Snyder                             By: /s/ Elmer A. Snyder
-------------------------                          -----------------------------
(Assistant) Secretary                          Name: Elmer A. Snyder
[CORPORATE SEAL]                               Title: President

                                               CITIZENS BANK OF PENNSYLVANIA

                                               By: /s/ James P. Nickel
                                                   -----------------------------
                                               Name: James P. Nickel
                                               Title: Vice President

                                                                     Exhibit "A"
                                                             to Credit Agreement

                                  LOAN REQUEST

                  Reference is hereby made to that certain Credit Agreement dated as of ________ ___, 2002, as from time to time amended (the "Agreement"), by and between SNYDER ASSOCIATED COMPANIES, INC., a Pennsylvania corporation (the "Borrower"), and CITIZENS BANK OF PENNSYLVANIA. All capitalized terms used herein as defined terms which are not defined herein but which are defined in the Agreement shall herein have the respective meanings specified in the Agreement.

         1. Requested Borrowing. The Borrower hereby requests that the Lender make Revolving Credit Loans pursuant to the Agreement as specified below:

         Aggregate principal amount of
         Revolving Credit Loans requested:     $ _______________________________

         Proposed Borrowing Date on which
         such Revolving Credit Loans are
         to be made:                           _________________________, ______

         2.       Borrowing Tranches. See attached Schedule A.

         3. Disbursement Instructions. Such Revolving Credit Loans shall be disbursed by _______________ [deposit]/[wire transfer] to the following account at ____________________:

         Account #_______________________      $ _______________________

         4. Supplemental Representations. The Borrower hereby represents, warrants and confirms that: (i) on the date hereof and on the proposed borrowing date described above, the Borrower has performed and complied with, and will have performed and be in compliance with, in all material respects, all of the terms, covenants and conditions of the Agreement and the other Loan Documents which are binding upon it; (ii) all of the representations and warranties set forth in Article III of the Agreement and in the other Loan Documents are true and correct in all material respects on the date hereof and will be true and correct in all material respects on the proposed borrowing date described above (except the representations and warranties which relate solely to an earlier date or time, which representations and warranties are true and correct on and as of the specific date or times referred to therein); (iii) that no Potential Default or Event of Default has occurred and is continuing or will exist or occur as a result of the making of the Revolving Credit Loans requested hereby; and (iv) the making of the Revolving Credit Loans requested hereby will not contravene any Law applicable to the Borrower.

         5. Authority. The undersigned hereby certifies that he/she is as Authorized Officer and is duly authorized to execute and deliver this loan request for, on behalf of, and with respect to, the Borrower.

Dated: _______________, ___                    SNYDER ASSOCIATED COMPANIES, INC.

                                               By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________

                                   SCHEDULE A
                                       TO
                                 LOAN REQUEST OF
                        SNYDER ASSOCIATED COMPANIES, INC.

                                                   Date:  _______________, 20___

A.       Portion allocated to Prime Rate Option          $ _____________________

B.       Potion allocated to Federal Funds Rate Option   $ _____________________

         Aggregate amount of Revolving Credit Loans

         Requested (A & B)                               $ _____________________

                                                                     Exhibit "B"
                                                             to Credit Agreement

                              REVOLVING CREDIT NOTE

$15,000,000.00                                                November ___, 2002

         FOR VALUE RECEIVED, the undersigned, SNYDER ASSOCIATED COMPANIES, INC., a Pennsylvania corporation (the "Borrower"), promises to pay to the order of CITIZENS BANK OF PENNSYLVANIA (the "Lender"), on the Expiration Date, if not sooner paid, the lesser of: (i) the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000.00) or (ii) the aggregate unpaid principal amount of all revolving credit loans and extensions of credit made by the Lender to the Borrower pursuant to the Credit Agreement dated as of the date hereof, entered into by and between the Borrower and the Lender, as such agreement may be further amended, modified or supplemented from time to time (the "Credit Agreement"). The Borrower further promises to pay to the order of the Lender interest from time to time outstanding on the unpaid principal amount of this Revolving Credit Note at the rate or rates per annum determined pursuant to, or otherwise provided in, the Credit Agreement, and with such amounts being payable on the dates set forth, or as otherwise provided in, the Credit Agreement.

         All payments and prepayments to be made in respect of principal, interest or other amounts due from the Borrower under this Revolving Credit Note shall be payable at 12:00 noon, New York time, on the day when due. Such payments shall be made to the Citizens Bank of Pennsylvania at its office located at 525 William Penn Place, Pittsburgh, Pennsylvania, 15219, or at such other place as Lender may designate in writing, in lawful money of the United States of America in immediately available funds without setoff, counterclaim or other deduction of any nature. The Borrower expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note, and an action for any amounts due and unpaid shall therefore accrue immediately.

         If any payment of principal or interest under this Revolving Credit Note becomes due on a day which is a Saturday, Sunday or other day on which lending institutions are authorized or obligated to close in Pittsburgh, Pennsylvania, such payment will be made on the next following business day on which the Lender is open for business and such extension of time will be included in computing interest in connection with such payment.

         This Revolving Credit Note is the "Revolving Credit Note" referred to in, and is entitled to the benefits of, the Credit Agreement as defined herein, between the Borrower and the Lender. This Revolving Credit Note is secured by, and is entitled to the benefits of, certain other Loan Documents, as each of them may be amended, modified or supplemented from time to time. Capitalized terms used in this Revolving Credit Note which are defined in the Credit Agreement have the meanings assigned to them in the Credit Agreement unless otherwise expressly defined in this Revolving Credit Note.

         This Revolving Credit Note is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law in the Commonwealth of Pennsylvania. The Borrower consents to the exclusive jurisdiction and venue of the Federal and State courts located in Allegheny County, Pennsylvania with respect to any suit arising out of, relating to, or mentioning this Revolving Credit Note.

         THE BORROWER AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD WITHIN THE UNITED STATES OR ELSEWHERE, UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT UNDER THE LOAN AGREEMENT OR UNDER THIS REVOLVING CREDIT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE BORROWER IN FAVOR OF THE LENDER OR ANY HOLDER OF THIS REVOLVING CREDIT NOTE, FOR ALL SUMS DUE AND UNPAID UNDER THIS REVOLVING CREDIT NOTE, WHETHER BY ACCELERATION OR NOT, WITH OR WITHOUT DECLARATION, WITH COST OF SUIT, RELEASE OF ALL ERRORS, WITHOUT STAY OF EXECUTION AND WITH FIVE PERCENT (5%) ADDED FOR COLLECTION FEE (PROVIDED, HOWEVER, THAT, DESPITE THE ENTRY OF JUDGMENT IN SUCH AMOUNT, THE LENDER SHALL NOT BE ENTITLED TO COLLECT AS PART OF SUCH COLLECTION FEE AN AMOUNT IN EXCESS OF REASONABLE ATTORNEYS' AND PARALEGALS' FEES). THE BORROWER ALSO WAIVES THE RIGHT OF INQUISITION OF ANY REAL ESTATE LEVIED ON, VOLUNTARILY CONDEMNS THE SAME, AUTHORIZES THE PROTHONOTARY OR CLERK TO ENTER THE WRIT OF EXECUTION ON SAID VOLUNTARY CONDEMNATION, AGREES THAT SAID REAL ESTATE MAY BE SOLD ON A WRIT OF EXECUTION, AND ALSO WAIVES AND RELEASES ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAW OF ANY STATE NOW IN FORCE OR ENACTED IN THE FUTURE. IF A COPY OF THIS REVOLVING CREDIT NOTE, VERIFIED BY AFFIDAVIT OF THE LENDER OR ANY HOLDER OF THIS REVOLVING CREDIT NOTE OR SOMEONE AUTHORIZED TO ACT ON BEHALF OF THE LENDER OR ANY SUCH HOLDER, HAS BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL OF THE REVOLVING CREDIT NOTE AS A WARRANT OF ATTORNEY. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST THE BORROWER WILL NOT BE EXHAUSTED BY ANY SINGLE EXERCISE OF THE AUTHORIZED POWER, AND THE SAME MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS THE HOLDER DEEMS NECESSARY OR DESIRABLE; AND THIS INSTRUMENT WILL BE A SUFFICIENT WARRANT.

         IN WITNESS WHEREOF, and intending to be legally bound, the Borrower has executed, issued and delivered this Revolving Credit Note as of the day and year first above written.

ATTEST:                                        SNYDER ASSOCIATED COMPANIES, INC.

___________________________                    By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________

                                       3